Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-40434, 333-52334, and 333-98219) of Edwards Lifesciences Corporation of our report dated June 28, 2006 relating to the financial statements and supplemental schedule of the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan as of December 31, 2005, and for the year then ended, which appears in this Form 11-K.

/s/ MOSS ADAMS LLP
Seattle, Washington
June 27, 2007